Exhibit 99.1

NEWS RELEASE March 17, 2025

FOR IMMEDIATE RELEASE

Crown Castle Appoints Katherine Motlagh
to its Board of Directors

March 17, 2025 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) ("Crown Castle") announced today the appointment of Katherine Motlagh to its board of directors. Ms. Motlagh's appointment is effective today, March 17, 2025.
Ms. Motlagh previously served as CFO of CyrusOne LLC and CFO of the Europe, Africa and Latin America regions of American Tower Corporation. She currently serves on the board of directors of EVgo, Inc., where she serves as Chair of the audit committee.
"Katherine brings extensive financial, investment and telecom industry experience to Crown Castle's board," said P. Robert Bartolo, Chair of the Crown Castle board of directors. "Her insights will be extremely valuable as the company goes through this time of transformation to a pure-play tower business."
ABOUT KATHERINE MOTLAGH
Katherine Motlagh is the former Chief Financial Officer of CyrusOne LLC, where she was responsible for CyrusOne's accounting, finance, capital markets, tax, procurement, and investor relations functions. Prior to joining CyrusOne, Ms. Motlagh served as CFO of the Europe, Africa and Latin America regions at American Tower, where she led a global finance organization of over 300 employees. Earlier in her career, Ms. Motlagh held divisional CFO roles as well as a variety of finance and accounting leadership roles with progressively increasing responsibilities at Ericsson, Inc., Nokia, Inc., and Nextel Communications, Inc.
Ms. Motlagh holds a master's degree from the Academy of Finance in Moscow and is a licensed Certified Public Accountant. Additionally, Katherine has previously served on the National and European Board of the Institute of Management Accountants and is a Certified Management Accountant.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements that are based on Crown Castle management's current expectations. Such statements include plans, projections and estimates regarding (1) the appointment of Ms. Motlagh and her expected contribution to Crown Castle and (2) the transformation of Crown Castle to a pure-play tower business. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle's filings with the Securities and Exchange Commission. The term "including," and any variation thereof, means "including, without limitation."
ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
CONTACTS:
Dan Schlanger, CFO
Kris Hinson, VP & Treasurer
Crown Castle Inc.
713-570-3050